Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Violin Memory, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-191428) on Form S-8 of Violin Memory, Inc. of our report dated April 16, 2014 with respect to the consolidated balance sheets of Violin Memory, Inc. as of January 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity, cash flows and comprehensive loss for each of the years in the three-year period ended January 31, 2014, which report appears in the January 31, 2014 annual report on Form 10-K of Violin Memory, Inc.

/s/ KPMG LLP

Santa Clara, California

April 16, 2014